Exhibit 10.3
TRANSITIONAL SERVICES AGREEMENT

THIS TRANSITIONAL SERVICES AGREEMENT (“Agreement”) is dated as of 24 February 2021 (the “Agreement Date”) and irrespective of the Agreement Date will be subject to Exchange Control (as such term is defined in the Purchase Agreement) and commence upon the Completion Date (as such term is defined in the Purchase Agreement) (the “Effective Date”). The Agreement is entered into by and between Inseego Corp., a Delaware corporation (“Inseego”) with has it principal executive offices at 12600 Deerfield Parkway, Suite 100 Alpharetta, GA 30004, and CTrack Africa Holdings Proprietary Limited, a company incorporated in the Republic of South Africa with company registration number 2021/327542/07, which has its registered office at Route 21 Corporate Office Park, Regency Office Park, No. 9 Regency Drive, Irene, Ext 30. Centurion, 0046 (“Company”) and Ctrack (SA) Proprietary Limited a company incorporated in the Republic of South Africa (“Ctrack SA”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement (defined below) or License Agreement (defined below), as applicable. “Inseego” and the “Company” are the “parties” and are each a “party” for the purposes of this Agreement.
Main Street 1816 Proprietary Limited (in the process of being renamed Convergence CTSA Proprietary Limited, a company incorporated in the Republic of South Africa (the “Purchaser”) and Inseego have entered into a Share Purchase Agreement, dated as of February 24, 2021 (“Purchase Agreement”) pursuant to which Purchaser purchased from Inseego and Inseego sold to Purchaser all of the outstanding shares of Company.
Inseego and the Company (and certain of its affiliates and subsidiaries) have entered into a License Agreement, dated as of February 24, 2021 pursuant to which, amongst others, Inseego has licensed certain of Pegasus Platform to the Company (and its affiliates and subsidiaries) and the Company has licensed certain Ctrack Technology to Inseego and its affiliates, in each case as further set forth in the License Agreement (“Licence Agreement”).
Inseego, Ctrack Holdings (Pty) Limited, the Company, Digicore Brands (Pty) Limited, Digicore Technology (Pty) Limited and Digicore Electronics (Pty) Limited have entered into a Trademark Agreement dated as of February 24, 2021.
Each of Ctrack SA, Digicore Electronics Proprietary Limited, Digicore Financial Services Proprietary Limited, Digicore Brands (Pty) Limited, Digicore Technology (Pty) Limited, Ctrack Fleet Management Solutions Proprietary Limited, Fleet Connect Proprietary Limited, Ctrack Mzansi Proprietary Limited, and the Company are direct or indirect subsidiaries of the Company (together with the Company, the “CTrack Group” and each individual, a “CTrack Group Member”).
As a material inducement to Purchaser and Inseego entering into the Purchase Agreement and consummating the transactions contemplated thereby, and in order to facilitate the orderly continuation of certain aspects of the Business (as defined in the Purchase Agreement) by the CTrack Group and Inseego after the Completion, Inseego will provide certain services to one or
1.

more of the CTrack Group Members and their Affiliates, and one or more of the CTrack Group Members will provide certain services to Inseego and its Affiliates, all as more particularly described in this Agreement.
The parties, intending to be legally bound, agree as follows:
1.Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
(a)“Affiliate” in relation to a person, means any other person directly or indirectly Controlling, Controlled by, or under common Control with such person. For purposes of this Agreement the term “Control” means, in relation to a person, the ability of another person (“Controller”), directly or indirectly, to direct or materially influence the management and policies of that person or to ensure that the activities and business of that person (“Controlled Entity”) are conducted in accordance with the wishes of the Controller, and the Controller shall be deemed to so control the Controlled Entity if the Controller owns, directly or indirectly, the majority of the issued share capital, members interest or equivalent interest in and/or is able to exercise influence over a majority of the voting rights in the Controlled Entity (whether at a shareholder, director, trustee or management committee level) and “Controlling” and “Controlled” shall have a corresponding meaning.
(b)“Service” means either the Inseego Services or CTrack Services, as applicable.
2.Services
(a)Inseego shall provide (or shall procure the provision of) to the CTrack Group, and the CTrack Group shall be entitled to receive from Inseego, on an as-needed basis upon reasonable written notice and from time to time on and after the Completion Date, the services described on Schedule A to this Agreement (singularly, an “Inseego Service”; collectively, the “Inseego Services”).
(b)The Company shall provide (or shall procure the provision from the CTrack Group Members of) to Inseego and its Affiliates, and Inseego or any its Affiliates, as applicable, shall be entitled to receive from the Company (or any other CTrack Group Member(s)), on an as-needed basis upon reasonable written notice and from time to time on and after the Completion Date, the services described on Schedule B to this Agreement (singularly, a “CTrack Service”; collectively, the “CTrack Services”).
(c)For the avoidance of doubt, the Company and Inseego are the only parties to this Agreement. However: (i) any or all of the CTrack Group Members may receive the Inseego Services under this Agreement; (ii) Inseego and its Affiliates may receive the CTrack Services under this Agreement; (iii) the Company may subcontract the performance of all or any part of the CTrack Services or any of its other obligations under this Agreement to any other CTrack Group Member or third party (provided that as it relates to any new third party that is not providing services to the CTrack Group as of the Effective Date, the advance written consent of Inseego shall be required, which consent shall not to be unreasonably withheld), but will remain
2.

responsible and liable for the performance of such obligations in accordance with this Agreement; (iv) Inseego may subcontract the performance of all or any part of the Inseego Services or any of its other obligations under this Agreement to any other Affiliate or third party (provided that as it relates to any new third party that is not providing services to Inseego as of the Effective Date, the advance written consent of Ctrack shall be required, which consent shall not to be unreasonably withheld), but will remain responsible and liable for the performance of such obligations in accordance with this Agreement; and (v) only the Company and Inseego, as the parties to this Agreement, may enforce the provisions of this Agreement, and any such enforcement shall only be made against a party to this Agreement, being either Inseego or the Company (as applicable).
(d)Each of Inseego and the Company, as applicable, shall use commercially reasonable efforts to perform or cause the Inseego Services or CTrack Services, as applicable, to be performed in substantially the same manner as such Services were performed by Inseego and its Affiliates for the CTrack Group and by the CTrack Group for Inseego and its Affiliates (as applicable) in the 12 (twelve) month period immediately preceding the Completion Date and within the timeframes and schedules in Schedule A or Schedule B, as applicable. In the event one party believes that the other party is failing to perform a particular Inseego Service or CTrack Service, as applicable, in compliance with the foregoing, such party will provide written notice to the other party and such notice will describe in reasonable detail the nature of the failure. If the party providing the Service disputes the notice from the party receiving the Service, the parties will have good faith discussions to resolve the dispute in accordance with this Agreement and to agree in writing on the course of action with respect to the Service. If the party providing the Service does not dispute the notice from the other party, then such party providing the Service will promptly, in light of the nature of the Service, re-perform the applicable Service, so long as sufficient time remains in the Term (defined below) for the re-performance of such Services and the provisions of section 5 will apply.
(e)In performing the Services, Inseego or the Company, as applicable, shall comply in all materials respects with all applicable federal, state, national, provincial, local and foreign laws, statutes, regulations and orders.
(f)In the event certain employees of a party are located on the premises of the other party, each party shall cause its employees located on the other party’s premises to comply with all applicable laws and such other party’s safety rules while on such premises, provided that such safety rules are provided to such employees in writing.
(g)The charges payable by each party for each applicable Service, if any, are as set forth on Schedule A and Schedule B, as applicable. If no charges are set forth on Schedule A or Schedule B (as applicable), then the applicable Services shall be provided free of cost, unless otherwise agreed to in writing by the parties. Except as set forth on Schedule A and Schedule B, all amounts due pursuant to this Agreement shall be billed by Inseego or the Company, as applicable, monthly in arrears.
(h)Inseego and the Company shall use good faith efforts to cooperate with each other in obtaining any consents, approvals or amendments to existing agreements of (i)
3.

Inseego necessary to allow Inseego to provide Services to the CTrack Group and (ii) the CTrack Group necessary to allow the Company to provide Services to Inseego or any of its Affiliates. Inseego and the Company (as applicable) shall ensure that it obtains all such consents, approvals or amendments to existing agreements of (i) Inseego necessary to allow Inseego to provide Services to the CTrack Group and (ii) the CTrack Group necessary to allow the Company to provide Services to Inseego or any of its Affiliates. The costs of obtaining such consents, approvals or amendments shall be borne by the party providing such Services unless otherwise agreed in writing in advance in each instance.
3.Assignment
(a)To the extent that either (i) the Company or the CTrack Group (or a third party on their behalf)creates, makes, conceives, reduces to practice or develops any bug fixes, updates or performance upgrades in relation to the Ctrack Technology (including the CLARITY Application) and provides those to Inseego in accordance with Schedule B; or (ii) Inseego or its Affiliates (or a third party on their behalf) provides any deliverables as may be required by Schedule C, in each case, during the Term and in the course of performing the CTrack Services or Inseego Services and as are required to be delivered in accordance with Schedules hereto (as the case may be), the Intellectual Property rights in such (a) bug fixes, updates and performance upgrades to the Ctrack Technology (including the CLARITY Application); or (b) such deliverables as may be required by Schedule C, as applicable, shall, on creation, development or conception thereof, vest in CTrack SA automatically in terms of law and to the extent required to be delivered as provided by Schedule B or as listed in Schedule C of this Agreement (unless otherwise specified in Schedule C), as applicable, will form part of the Ctrack Technology for purposes of the Licence Agreement, including without limitation the licenses granted to Inseego and its Affiliates under the License Agreement with respect to the Ctrack Technology (including the CLARITY Application). To the extent that the CTrack SA does not automatically upon creation own such Intellectual Property in such bug fixes, updates or performance upgrades to the Ctrack Technology (including the CLARITY Application), Inseego (on behalf of itself and its Affiliates) agrees to assign and hereby cedes, assigns, transfers and makes over absolutely to the CTrack SA, automatically without the need for the parties to take any further steps to effect such assignment, all rights in and to such Intellectual Property in or to such bug fixes, updates or performance upgrades to the Ctrack Technology (including the CLARITY Application) created or arising from the Inseego Services and in and to any and all claims and potential claims (including any accrued rights and claims) in relation thereto (with effect from the date of creation thereof) for the full duration of such rights, wherever in the world enforceable. CTrack SA hereby accepts the rights assigned, ceded, transferred or made over to it.
(b)To the extent that either (i) Inseego or its Affiliates creates, makes, conceives, reduces to practice or develops any bug fixes, updates or performance upgrades in relation to the Pegasus Platform and provides those to the Ctrack Group in accordance with Schedule A; or (ii) the Company or the CTrack Group (or a third party on their behalf) provides any deliverables as may be required by Schedule C, in each case, during the Term and in the course of performing the Inseego Services or CTrack Services and as are required to be delivered in accordance with Schedules hereto (as the case may be), the Intellectual Property rights in such
4.

(a) bug fixes, updates and performance upgrades to the Pegasus Platform; or (b) such deliverables as may be required by Schedule C, as applicable, shall, on creation, development or conception thereof, vest in Inseego automatically in terms of law and to the extent required to be provided by Schedule A or as delivered as listed in Schedule C of this Agreement, as applicable, will form part of the Pegasus Platform for purposes of the Licence Agreement, including without limitation the licenses granted to the Company and the other Ctack Group Members and Affiliates under the License Agreement with respect to the Pegasus Platform. To the extent that Inseego does not automatically upon creation own such Intellectual Property in such bug fixes, updates or performance upgrades to the Pegasus Platform, the Company (on behalf of itself and its Affiliates) agrees to assign and hereby cedes, assigns, transfers and makes over absolutely to Inseego, automatically without the need for the parties to take any further steps to effect such assignment, all rights in and to such Intellectual Property in or to such bug fixes, updates or performance upgrades to the Pegasus Platform created or arising from the CTrack Services and in and to any and all claims and potential claims (including any accrued rights and claims) in relation thereto (with effect from the date of creation thereof) for the full duration of such rights, wherever in the world enforceable. Inseego hereby accepts the rights assigned, ceded, transferred or made over to it.
4.Payment.
(a)All invoices validly issued under this Agreement shall be due and payable by the applicable party within thirty (30) days after the date of the invoice. All payments shall be made in Rand by wire transfer based on written instructions to be provided by the party entitled to receive payment.
(b)If any undisputed payment is not made when due, the party owing such payment shall pay interest on the overdue payment from the date such payment was due to the date of actual payment at the prime rate ruling from time to time, expressed as a rate per annum and applied as a rate of compound interest, at which The Standard Bank of South Africa Limited lends on overdraft to its customers, as certified by any manager of The Standard Bank of South Africa Limited, whose appointment it shall not be necessary to prove.
(c)The prices do not include any applicable sales, use or excise taxes; value added taxes (V.A.T.), customs, duties, fees, freight, insurance or delivery charges, or any other charges (collectively, “Taxes”). The party receiving goods or services shall be responsible for paying all Taxes (other than in respect of the other party’s corporate income taxes) directly to the applicable governmental authority or entity, provided, however, if a party is required to collect and remit any Taxes, such party shall include such Taxes in applicable invoices.
(d)Each party shall make all payments free of any deductions, conditions, counter-claim or set-off.
5.Remedies
(a)Each party acknowledges that the other party is not in the business of providing Services in the manner contemplated by this Agreement and that the Services are
5.

being provided pursuant to this Agreement as an accommodation to the other party to assist each party to continue to conduct its business in the manner in which it was provided before the Completion Date for a transitional period as set out herein. Accordingly neither of the parties will have the right to cancel this Agreement as a result of a breach thereof by the other party, and each party’s only remedies (subject to any other remedies set out in the Purchase Agreement which might relate to this Agreement) will be to claim specific performance, including in the form of the performance (or re-performance) of the applicable Services at the breaching party’s expense, together with damages, if any.
(b)EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 5, EACH PARTY HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, AND ALL IMPLIED WARRANTIES ARISING FROM COURSE OF PERFORMANCE, OR COURSE OF DEALING OR USAGE OF TRADE. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, EACH PARTY, AS APPLICABLE, MAKES NO REPRESENTATIONS OR WARRANTIES AS TO THE QUALITY, SUITABILITY OR ADEQUACY OF THE SERVICES FOR ANY PURPOSE OR USE.
6.Limitation on Liability
(a)TO THE FULLEST EXTENT PERMITTED BY LAW, In no event shall ANY PARTY or any of its agents or affiliates have any liability for any incidental, indirect, special or consequential damages, INCLUDING any damages based on LOST PROFITS, LOST REVENUE, or investments made, IN EACH CASE whether or not informed or aware of the possibility of the existence of such damages.
(b)TO THE FULLEST EXTENT PERMITTED BY LAW, IN NO EVENT WILL THE TOTAL, CUMULATIVE LIABILITY OF ONE PARTY ARISING UNDER OR RELATING TO THIS AGREEMENT (REGARDLESS OF THE FORM OF ACTION GIVING RISE TO SUCH LIABILITY, INCLUDING WITHOUT LIMITATION WHETHER IN CONTRACT, TORT, DELICT NEGLIGENCE OR OTHERWISE) EXCEED ZAR 1,000,000 (ONE MILLION RAND).
(c)THE LIMITATIONS AND EXCLUSIONS IN THIS SECTION 6 SHALL APPLY TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW AND SHALL APPLY EVEN IF A LIMITED REMEDY HEREIN FAILS OF ITS ESSENTIAL PURPOSE. THE LIMITATIONS IN THIS SECTION 6 ARE ESSENTIAL BASIS OF THE BARGAIN BETWEEN THE PARTIES. IN NO EVENT WILL A PARTY HAVE ANY OBLIGATION TO DEFEND OR INDEMNIFY ANY OTHER PARTY FROM OR AGAINST ANY THIRD-PARTY CLAIMS, SUITS, ACTIONS, PROCEEDINGS OR DEMANDS.
6.

7.Confidentiality
(a)Confidential Terms. Subject to the provisions of Section 8(b) (Permitted Disclosures) each party shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement, including without limitation, information which relates to: (i) the provisions of this Agreement; (ii) the negotiations relating to this Agreement; (iii) the subject matter of this Agreement; (iv) intellectual property; and (v) the other party (including, without limitation, information relating to a party's products, operations, processes, policies, budget, income, plans or intentions, product information, know-how, design rights, trade secrets and information of commercial value); which may become known to that party from any other party.
(b)Permitted Disclosures. Either party may disclose information which would otherwise be confidential if and to the extent: (i) required by law; (ii) required by any regulatory or governmental body to which either party is subject, wherever situated, whether or not the requirement for information has the force of law; (iii) disclosed to the employees, professional advisors, legal representatives, auditors and bankers of each party provided that before any such disclosure each party shall make those individuals aware of its obligations of confidentiality under this Agreement and shall at all times procure compliance by those individuals with such obligations; (iv) the information has come into the public domain through no fault of that party; or (v) the other party has given prior written approval to the disclosure, such approval not to be unreasonably withheld or delayed; provided that any such information disclosed pursuant to clauses (i) – (iii) above shall be disclosed only after consultation with the other party.
8.Data Protection
(a)For the purposes of this section 8:
(1).Applicable Data Protection Laws means any Laws relating to data protection and privacy, including without limitation POPIA (where applicable);
(2).POPIA means the Protection of Personal Information Act 4 of 2013 (following expiry of any and all transitional period(s));
(3).the following terms have the meaning given to them in POPIA (or where any other Applicable Data Protection Laws apply, the meanings given to them, or to any equivalent terms, under such Applicable Data Protection Laws): "operator", "personal information", "process" and "responsible party"; and
(4).the terms of this section 8 are in addition to, and do not relieve, remove or replace a Party's obligations under any Applicable Data Protection Laws.
(b)Each party acknowledges that the other party may obtain direct and/or indirect access to personal information of that party, or of various persons from that party, under
7.

this Agreement, and that, in respect of such personal information, the other party may act as operator (akin to a data processor).
(c)Each party shall at all times comply with all Applicable Data Protection Laws in respect of the collection, transfer, cross-border transfer or other processing of any personal information under this Agreement.
(d)Where a party acts as operator in respect of any personal information under this Agreement, it shall establish and maintain adequate security measures to secure the integrity and confidentiality of any such personal information by following the requirements in section 19 of POPIA (following expiry of any transitional period(s)) (where applicable).
(e)The parties may at any time enter into a separate data processing agreement to supplement or replace the provisions of this section 8.
9.Term and Termination.
(a)The term of this Agreement shall commence on the Completion Date and continue for six (6) months from the Completion Date (the “Term”).
(b)The Term may be extended with the written consent of each of the parties hereto.
The Agreement may be mutually terminated by the written agreement of the parties hereto.
10.Independent Contract Relationship
The relationship between the parties under this Agreement is that of independent contractors. Nothing in this Agreement shall be construed as creating a relationship between the CTrack Group, on the one hand, and Inseego and its Affiliates, on the other hand, of joint venturers, partners, employer-employee, or agent. No party has the authority under this Agreement to create any obligations for any other party, or to bind any other party to any representation or document and no provision of this Agreement constitutes a stipulation for the benefit of any person who is not a party to this Agreement.
11.Entire Agreement
This Agreement (including all exhibits, schedules or other attachments hereto) constitutes the complete and exclusive statement of the terms of the agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings, promises, representations, and arrangements, oral or written, between the parties with respect to the subject matter hereof and thereof. The provisions of this Agreement may not be explained, supplemented or qualified through evidence of trade usage or a prior course of dealings.
12.Amendment
This Agreement may be amended or modified only by an instrument in writing signed by both parties.
8.

13.Third Parties
Except as otherwise expressly provided in this Agreement, nothing in this Agreement, express or implied, is intended to or shall be construed to confer upon or give any person other than the parties and their respective successors and permitted assigns, any legal or equitable right, remedy or claim under or with respect to this Agreement.
14.Expenses
Each party shall pay its own fees and expenses (including, without limitation, the fees of any attorneys, accountants, investment bankers or others engaged by such party) incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.
15.Notices
All notices, consents, waivers and other communications required or permitted under this Agreement shall be sufficiently given for all purposes hereunder if in writing and (a) hand delivered, (b) sent by courier service, (c) sent by email or electronic (i.e., pdf) transmission, in each case to the address or electronic address and to the attention of the person (by name or title) set forth below, which the parties choose as their domicilium citandi et executandi for all purposes under this Agreement, (or to such other address and to the attention of such other person as a party may designate by written notice to the other parties):
If to Inseego:
Inseego Corp.
9710 Scranton Road, Suite 200
San Diego, CA 92121
Attn: General Counsel
E-mail: kurt.scheuerman@inseego.com

with a mandatory copy to which shall not constitute notice for purposes of this Agreement:
DLA Piper LLP (US)
4365 Executive Drive, Suite 1100
San Diego, CA 92121
Attn: Larry W. Nishnick, Esq.
Facsimile No.: +1-858-638-5014
E-Mail: larry.nishnick@dlapiper.com
If to any Ctrack Group:
For the attention of:
Heinrich Jordt
Route 21 Corporate Office Park,
Regency Office Park, No. 9 Regency Drive, Irene, Ext 30. Centurion, 0046
Email: Hein.Jordt@ctrack.co.za
9.

with a mandatory copy to:
Brandon Doyle
3rd floor, 30 Jellicoe Avenue, Rosebank, South Africa
brandond@convergencepartners.com
legal@convergencepartners.com

The date of giving of any such notice, consent, waiver or other communication shall be (i) the date of delivery if hand delivered, (ii) the day after delivery to the overnight courier service if sent thereby, or (iv) the date of the electronic delivery was sent indicates that the electronic mail was sent in its entirety to the e-mail of the recipient.
16.Successors and Assigns
This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns; provided, however, that, subject to the provisions of this Agreement, neither party may assign, cede, delegate or otherwise transfer or deal with this Agreement or any of its rights and obligations under it without the prior written consent of the other party. Notwithstanding the foregoing (i) a CTrack Group Member may, without such consent of Inseego, but with written notice to Inseego within five (5) business days after the assignment hereof, (a) assign this Agreement as a whole to an Affiliate of such Ctrack Group Member or to any successor to a Ctrack Group Member with respect to all or substantially all of its assets related to the subject matter of this Agreement and (b) assign this Agreement in part to one or more entities that purchase(s) all or substantially all of a Ctrack Group Member’s or its Affiliate’s assets or business related to the subject matter of this Agreement in a particular country or geographic region or for a particular business, and (ii) Inseego may, without the consent of the Company or any other Ctrack Group Member, but with written notice to the Company within five (5) business days after the assignment hereof, (a) assign this Agreement as a whole to an Affiliate of Inseego or to any successor to Inseego with respect to all or substantially all of its assets related to the subject matter of this Agreement and (b) assign this Agreement in part to one or more entities that purchase(s) all or substantially all of Inseego or its Affiliates’ assets or business related to the subject matter of this Agreement in a particular country or geographic region or for a particular business. Any assignee of this Agreement will be subject to and bound by the terms and conditions in this Agreement. Any purported assignment of rights or delegation of obligations in violation of this Section, whether voluntary or involuntary, is void.
17.Construction
Captions, titles and headings to articles, sections or paragraphs of this Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement. All references in this Agreement to “Article”, or “Section” refer to the corresponding articles or sections of this Agreement unless otherwise stated and, unless the context otherwise specifically requires, refer to all subsections or subparagraphs thereof. All references in this Agreement to a “party” or “parties” refer to the parties signing this Agreement. All defined terms and phrases used in this Agreement are equally applicable to both the singular and plural forms of such terms. Nouns and pronouns will be deemed to refer to the masculine, feminine or neuter, singular and plural, as the identity of the person or persons may in the context require. The term “person” as used in this Agreement means an individual, firm, corporation, partnership, limited partnership, limited liability company, limited liability partnership, association, estate, trust, pension or profit-sharing plan, or any other entity, including any governmental entity. Where the words include(s), including or in particular followed by specific examples shall be
10.

construed by way of example or emphasis only and shall not be construed, nor shall it take effect, as limiting the generality of any preceding words, and the eiusdem generis rule is not to be applied in the interpretation of such specific examples or general words and where the context permits, the words other and otherwise are illustrative and shall not be construed eiusdem generis with or limit the sense of the words preceding them where a wider construction is possible.
18.Cumulative Remedies
The rights and remedies of the parties under this Agreement are cumulative and not alternative and are in addition to any other right or remedy set forth in any other agreement between the parties, or which may now or subsequently exist at law or in equity, by statute or otherwise.
19.Waiver
Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by such party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.
20.Severability
If any provision of this Agreement is rendered invalid, illegal or unenforceable in any respect under any law, it shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect, and the application of such invalid, illegal or unenforceable provision be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision shall be deemed deleted. Any modification to or deletion of a provision under this section shall not affect the validity and enforceability of the rest of the Agreement. To the extent permitted by applicable law, each party waives any provision of law that renders any provision of this Agreement invalid, illegal or unenforceable in any respect.
21.Representation of Parties
The parties acknowledge that they have been represented by competent counsel of their own choice and that this Agreement has been the product of negotiation between them. Accordingly, the parties agree that in the event of any ambiguity in any provision of this Agreement, this Agreement shall not be construed against any party regardless of which party was responsible for the drafting thereof.
22.English Language
This Agreement is in the English language only, which language shall be controlling in all respects, and all translations of this Agreement into any other language shall be for accommodation only
11.

and shall not be binding on the parties. All notices, consents, waivers and other communications required under this Agreement shall be given in the English language.
23.Execution of Agreement
This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement shall become effective when one or more counterparts have been executed by each of the parties and delivered to the other parties. The exchange of copies of this Agreement and of signature pages by electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by electronic means shall be deemed to be their original signatures for all purposes.
24.Governing Law and Export Control.
(a)Governing Law. The validity of this Agreement, its interpretation, the respective rights and obligations of the parties and all other matters arising in any way out of it or its expiration or earlier termination for any reason shall be determined in accordance with the laws of the Republic of South Africa.
(b)Jurisdiction. Subject to Section 32 (Dispute Resolution), the parties consent and submit to the non-exclusive jurisdiction of the High Court of South Africa, Gauteng Local Division, Johannesburg in any dispute arising from or in connection with this Agreement.
25.Dispute Resolution.
(a)Disputes Subject to Arbitration. Subject to the provisions of Section 44(d) (Application to Court for Urgent Relief), each and every party to this Agreement irrevocably and unconditionally consents to the referral to and final resolution by arbitration of any and all disputes in connection with or arising out of or relating to this Agreement (including all addenda, annexures and/or schedules) including, without limitation, any dispute concerning: (i) the existence, validity and/or enforceability of this Agreement apart from this Section 44 (Dispute Resolution); (ii) the interpretation and effect of the Agreement; (iii) the parties' respective rights or obligations under the Agreement; (iv) the rectification of the Agreement; (v) the breach, termination or cancellation of the Agreement or any matter arising out of the breach, termination or cancellation; and/or (vi) damages arising in delict, compensation for unjust enrichment or any other claim pertaining to this Agreement, whether or not the rest of the Agreement apart from this Section 44 (Dispute Resolution)is valid and enforceable, shall be referred to and finally resolved by arbitration under the Arbitration Rules of the London Court of International Arbitration (“LCIA”), which Rules are deemed to be incorporated by reference into this Section 44 (Dispute Resolution).
(b)Seat and Venue. The seat of the arbitration shall be the procedural law of the Republic of South Africa and venue of the arbitration shall be London, United Kingdom
12.

(c)Language, Governing Law and Number of Arbitrators. The language to be used in the arbitration proceedings is English. The governing law of the arbitration in terms of this Section 44 (Dispute Resolution) is the laws of South Africa. The number of arbitrators shall be 1 (one).
(d)Application to Court for Urgent Relief. Nothing contained in this Section 44 (Dispute Resolution) shall prohibit any party from approaching any court of competent jurisdiction for interdictory or urgent relief.
(e)Severability of this Section 44 (Dispute Resolution). The provisions of this Section 44 (Dispute Resolution) shall be severable from the remainder of this Agreement and shall survive invalidity, cancellation or other termination of this Agreement for whatever cause or reason.
26.Specific Performance
Each of the parties recognizes that a party’s breach of its respective obligations under this Agreement may give rise to irreparable harm for which money damages would not be an adequate remedy, and accordingly agree that, in addition to any other remedies including damages, any other party shall be entitled to seek equitable remedies, including without limitation injunctions, interdicts, restraining orders and to enforce the terms of this Agreement by a decree of specific performance, in each case without the necessity of proving the inadequacy as a remedy of money damages or the posting of any bond or other security.
27.Force Majeure
Any obligations of each party hereunder shall be suspended during the period and to the extent that a party is prevented from complying therewith by any cause beyond the reasonable control of such party, including any law or governmental order, rule, regulation or direction, whether domestic or foreign, acts of God, strikes, lock outs and other labor disputes and disturbances, civil disturbances, epidemics and pandemics, accidents, acts of war or conditions arising out of or attributable to war (whether declared or undeclared), shortage of necessary equipment, materials or labor, or restrictions thereon or limitations upon the use thereof, and delays in transportation (each a “Force Majeure Event”). In such event, the affected party shall give written notice of suspension as soon as reasonably practicable to the other party stating the date and extent of such suspension and the cause thereof, and the affected party shall resume the performance of such obligations as soon as reasonably practicable after the removal of the cause and such shall so notify the other party. The corresponding obligations of the other party will be suspended to the same extent.

[SIGNATURE PAGE FOLLOWS]

13.

IN WITNESS WHEREOF, the parties have executed this Transitional Services Agreement dated as of the first date above written.

INSEEGO CORP.

By: /s/ Craig L. Foster
Name:     Craig L. Foster
Title: Chief Financial Officer

CTrack Africa Holdings Proprietary Limited

By: /s/ Natasha Gomes
Name: Natasha Gomes
Title: VP Finance SA

Ctrack (SA) Proprietary Limited

By: /s/ Natasha Gomes
Name: Natasha Gomes
Title: VP Finance SA
14.